Exhibit 10.2

CONSULTING AGREEMENT

          AGREEMENT made as of this 24th day of March, 2010 by and between Larry E. Kittelberger (hereinafter referred to as “Consultant”), and Honeywell International Inc., a corporation organized under the laws of the state of Delaware (hereinafter referred to as “Honeywell” or the “Company”).

WITNESSETH:

          WHEREAS, Consultant has been a senior executive of the Company for approximately 13 years; and

          WHEREAS, the Consultant, in his role as the Company’s Senior Vice President of Technology and Operations, became intimately familiar with the Company’s significant business and technological strategies and challenges; and

          WHEREAS, the Consultant has announced his retirement from the Company effective April 12, 2010; and

          WHEREAS, the Company is desirous of engaging Consultant to help in the transition and management of certain projects and initiatives on an ad hoc basis; and

          WHEREAS, Consultant is desirous of working on certain such projects and initiatives on a part-time basis and according to his own schedule;

          NOW THEREFORE, in consideration of the mutual covenants contained herein, it is agreed as follows:

          1. The Company hereby retains Consultant as an independent contractor to perform the services set forth in Exhibit A, attached hereto and made a part hereof, as well as other similar and appurtenant duties as may be assigned to Consultant while performing such services. Company and Consultant shall confer from time to time to review and revise, as appropriate, the list of services set forth in Exhibit A. Subject to the provisions of Paragraph 2, Consultant agrees to comply with applicable Company policies in the performance of his services hereunder. The term of this Agreement shall begin on April 13, 2010 and end on April 12, 2011, unless earlier terminated as provided herein. The term of this Agreement may be further extended by the written agreement of Consultant and the Company.

          2. Consultant shall provide to the Company, in accordance with the procedures set forth in Paragraph 17, written periodic reports of his activities in sufficient detail to evidence the nature and scope of the services provided, and will provide supporting documentation in the form of related work records, meeting reports and similar documents as requested by the Company. Consultant shall be free to determine his own means and manner of accomplishing the purposes of the parties, as more fully set forth in Exhibit A, provided he performs his services hereunder in a manner acceptable to Honeywell, as determined in accordance with Paragraph 7 hereof, and provided he complies fully with all laws and regulations applicable to Honeywell’s operations and Consultant’s services. Honeywell shall not exercise or retain the right to control, direct or supervise the manner in which Consultant performs services for Honeywell.

          3. Consultant shall perform the services specified in Exhibit A at such locations as shall be necessary, convenient or appropriate to the performance of such services.

          4. As full and complete payment for all services rendered hereunder, the Management Development and Compensation Committee of the Board of Directors has approved the following compensation package (the “Consideration”), which compensation package shall apply to the specific elements hereof notwithstanding any contrary provisions in the applicable Company compensation plans:

                    (a) Pre-existing Stock Option Awards. All outstanding stock options that are unvested as of April 12, 2010 shall become vested on April 12, 2010.

                    (b) Extension of Option Vesting Periods. With respect to any stock options awarded to Consultant after 2003, Consultant will have the full remaining term thereof to exercise such options.

          5. The Company shall reimburse Consultant for all reasonable out-of-pocket expenses (transportation, hotels, meals, and telecommunications) necessarily incurred by Consultant in connection with any trip made at the request of the Company and with its approval. Necessary expenses will include reimbursement for coach class airfares and the cost of reasonable meals and accommodations. Reimbursement shall be made by payment within 30 days after receipt of invoice rendered by the Consultant, subject to approval of the Company. All invoices submitted for payment shall be in the name of Consultant. No other expenses will be eligible for reimbursement unless the Company authorizes them in advance and an itemized statement of the expense is submitted to the Company along with the Consultant’s invoice. Any disbursement paid to a third party by the Consultant shall be authorized in advance by the Company and an itemized statement of the same shall be submitted to the Company with the Consultant’s invoice.

          6. Notwithstanding any provision herein contained to the contrary, in the event the Company determines that the payment of a fee or the payment of any reimbursement as herein provided is contrary to law or governmental policy of the country or countries out of which the transaction arises, the Consultant hereby waives any right title or interest to the fee or reimbursement to which the Consultant would otherwise be entitled. The Consultant hereby represents to the Company that (i) no part of any fee paid or reimbursement for any disbursement shall be paid, directly or indirectly, to or for the benefit of any employee, agent or representative of any government, governmental agency or commercial customer for an improper purpose or to obtain a benefit for the Company or any of its subsidiaries or affiliates, and (ii) this Agreement and its performance hereunder do not violate the laws or regulations of the United States, any state thereof, or any other country in which Consultant is performing services hereunder, including, without limitation, laws and regulations pertaining to gratuities, conflicts of interest, post-Government employment, or the disclosure of source selection or proprietary information.

          7. In the performance of the services described herein, the Consultant (a) shall be deemed to be and shall act strictly and exclusively as an independent contractor and shall not be considered under the provisions of this Agreement or otherwise as having an employee status with Honeywell, or as being eligible to participate in or receive any benefit under a benefit plan or program made available to employees of the Company; (b) is not granted and shall not exercise any authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the Company, or to bind the Company to any agreement, contract or arrangement of any nature, except as expressly provided herein; (c) shall comply with all applicable laws and regulations; (d) shall have sole responsibility for the payment of applicable taxes, all workers’ compensation and disability insurance, Social Security and other similar taxes levied with respect to any payment hereunder that is properly reportable on Form 1099; (e) shall not contact U.S. Government personnel without the prior written consent of the Company; and (f) shall maintain all appropriate insurances in connection with Consultant’s obligations hereunder.

          8. In further exchange for the Consideration detailed in Paragraph 4 of this Agreement, Consultant agrees that for a period of two (2) years he will not, without the written consent of Honeywell, directly or indirectly, engage or be interested in (without any geographic restrictions or limitations), as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise, directly or indirectly, with or without compensation, any Competing Business or assist any Competing Business.

For purposes of this Agreement, “Competing Business” shall mean each of the entities, and their subsidiaries and affiliates (including any successors thereto), set forth on Exhibit B attached hereto and made a part hereof. Nothing herein, however, shall prohibit Consultant from acquiring or holding not more than one percent (1%) of any class of publicly traded securities of any such business; provided that such securities entitle Consultant to no more than one percent (1%) of the total outstanding votes entitled to be cast by security holders of such business in matters on which such security holders are entitled to vote.

In the event any of the foregoing covenants shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time, over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. The invalidity or unenforceability of any particular provision of this Paragraph 8 shall not affect the other provisions hereof, which shall continue in full force and effect.

Consultant agrees that the Company’s remedies at law would be inadequate in the event of a breach or threatened breach of this Paragraph 8; accordingly, the Company shall be entitled, in addition to its rights at law, to seek an injunction or other equitable relief without the need to post a bond.

The terms of this Paragraph 8 are to be read consistent with the terms of any other non-competition agreements that Consultant has executed with the Company; provided, however, to the extent there is a conflict between/among such agreements, such agreements shall be construed as providing the broadest possible protections to the Company, even if such construction would require provisions of more than one such agreement to be given effect.

          9. The terms and conditions of this Agreement and the services to be performed hereunder, as well as the information and knowledge divulged to Consultant or developed by Consultant during or in connection with his services hereunder (including any reports, analyses, working papers, memoranda, notebooks, data, computer programs and discs or other materials prepared by Consultant in the course of providing the services which are the subject of this Agreement), shall be treated by the Consultant as confidential information and shall not be disclosed to third parties or to the public without prior written approval of the Company, except to the extent otherwise required by law.

          10. Unless Consultant first secures the Company’s written consent, he will at no time, during or after his engagement by the Company, directly or indirectly, publish, use, or disclose or authorize, advise, hire, counsel or otherwise procure any other person or entity, directly or indirectly, to publish, disclose or use any trade secrets or other confidential information of the Company which Consultant acquired or became aware of during his employment with the Company or his engagement hereunder either for Consultant’s own benefit or for the benefit of any other person, whether or not developed by Consultant, except as required in the performance of Consultant’s services for the Company.

          11. The Company does not desire to acquire any secret or confidential knowledge or information from Consultant that may have been acquired from others. Accordingly, Consultant represents and warrants that any and all information, practices or techniques which he will describe, demonstrate, divulge or in any other manner make known to the Company during the performance of services hereunder may be divulged without any obligation to, or violation of, any right of others. Consultant further represents and warrants that any and all practices or techniques which he will disclose and materials prepared by him may be freely used by the Company without violation of any law or payment of any royalty, except as it shall specifically advise to the contrary in writing. Consultant shall exonerate, indemnify and hold harmless the Company from and against any and all liability, loss, cost, expense, damage, claims or demands for actual or alleged violation of the rights of others in any trade secret, know how or other confidential information which is based in whole or in part on the Company’s receipt or use of the services or information provided by the Consultant.

          12. Consultant acknowledges that all records, reports, analyses, working papers, memoranda, notebooks, computer programs and discs or other materials prepared by Consultant in the course of performing services which are the subject of this Agreement and all records and copies of records relating to the Company’s operations, investigations and business (collectively referred to as “Proprietary Materials”), made or received by Consultant during the term of this Agreement are and shall be the Company’s property exclusively, and Consultant shall surrender the same at the termination of this Agreement, if not before. Consultant may use Proprietary Materials only with the express written consent of the Company.

          13. Consultant acknowledges that Honeywell has invested significant time and money to recruit and retain its employees. Therefore, recognizing that in the course of his employment Consultant has obtained valuable information about Honeywell employees, their respective talents and areas of expertise, Consultant agrees that for a period of two (2) years following April 12, 2010, Consultant will not, directly or indirectly, (i) cause any individual previously employed by Honeywell to be employed by any person or entity other than Honeywell unless such individual has not been employed by Honeywell for at least 12 months, (ii) participate in any manner in the employment of any such individual by any person or entity other than Honeywell unless such individual has not been employed by Honeywell for at least 12 months, or (iii) in any way induce or attempt to induce such individual to leave the employment of Honeywell. Likewise, Consultant acknowledges that Honeywell has invested significant time and money to develop valuable, continuing relationships with existing and prospective clients and customers. Therefore, recognizing that in the course of his employment Consultant has obtained valuable information about Honeywell customers and their requirements, Consultant agrees that, for a period of two (2) years following April 12, 2010, Consultant will not solicit or attempt to solicit, directly or indirectly, for his own account or for others, any clients or customers of Honeywell, or any prospective clients or customers of Honeywell, for the purpose of inducing such clients or customers to cease doing business with Honeywell or to purchase, lease or utilize products or services which are competitive with, are similar to, or which may be used as substitutes for any products or services offered by Honeywell.

          14. Consultant shall exonerate, indemnify and hold harmless the Company, its directors, officers and employees, from and against any and all liability, losses, costs, expenses (including attorneys fees), damages, actions, claims or demands (including those based on the injury to or death of any person or damage to property), directly or indirectly arising out of, or resulting from, or relating to any act or omission of Consultant or his employees, officers, agents or subcontractors related to services performed for the Company hereunder, but only to the extent such damages, actions, claims or demands arise from the willful misconduct of Consultant or Consultant’s bad faith.

          15. Neither party shall assign any right in or obligation arising under this Agreement without the other party’s written consent, and any such assignment shall be void. This Agreement shall be binding on and inure to the benefit of each party’s heirs, executors, legal representatives, successors and permitted assigns.

          16. This Agreement shall be effective as of the date first set forth above written and shall terminate on April 12, 2011, subject to the right of either party to terminate this Agreement for any reason at any time upon not less than 30 days’ prior written notice to the other party.

Termination of this Agreement shall not affect Consultant’s obligations under Paragraphs 6, 7, 9, 10, 11, 12, 13, 14 and 15. In the event of early termination by Consultant other than by reason of death or total and permanent disability, Consultant shall (i) forfeit any outstanding options, and (ii) repay the compensatory gains from any option exercises after April 12, 2010.

          17. Notices or communications hereunder shall be in writing, addressed as follows:

(a)	If to the Company:	Honeywell International Inc.
101 Columbia Road
Morristown, New Jersey 07962
Attn: Katherine L. Adams
Senior Vice President and General Counsel

	If to Consultant:	Larry E. Kittelberger
[address]

Any such notice shall be deemed to be given as of the date it is personally delivered, the next business day after the date faxed (upon confirmation of receipt of transmission), or five days after the date mailed in the manner specified.

                    (b) This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New Jersey, disregarding any conflict-of-laws rules that may direct the application of the laws of another jurisdiction.

                    (c) This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and merges and supersedes all prior agreements, discussions and writings with respect thereto. No modification or alteration of this Agreement shall be effective unless made in writing and signed by both Consultant and the Company.

          18. Consultant has received a copy of the Company’s Code of Business Conduct (the “Code”). Consultant certifies that it has reviewed and understands the Code and will fully comply with its terms and take all necessary steps to assist the Company in complying with it. If the services provided hereunder are related to a U.S. Department of Defense contract, Consultant shall represent that he has been made aware of the Company’s commitment to the Defense Industry Initiative for Federal Procurement Related Services.

          19. Without prejudice to the rights and remedies otherwise available to the Company hereunder, the Company shall be entitled to equitable relief by way of injunction or otherwise if Consultant breaches or threatens to breach any of the provisions of this Agreement. In addition, and not by way of limitation, in the event Consultant materially breaches the terms of this Agreement, Consultant shall (i) forfeit any outstanding options, and (ii) repay the compensatory gains from any option exercises after April 12, 2010.

          20. In the event any provision of this Agreement shall not be enforceable, the remainder of this Agreement shall remain in full force and effect.

          21. The waiver by Company of any nonperformance or breach by Consultant of any provisions of this Agreement must be in writing and shall not be construed as waiving any such provision in the future. No delay or failure by Company in enforcing or exercising any right hereunder and no partial or single exercise thereof, shall be deemed of itself to constitute a waiver of such right or any other rights hereunder.

          22. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and merges and supersedes all prior discussions and writings with respect thereto. No modification or alteration of this Agreement shall be effective unless made in writing and signed by both parties hereto.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first day above written.

Consultant’s Taxpayer No.

By:	/s/ Larry E. Kittelberger

LARRY E. KITTELBERGER

HONEYWELL INTERNATIONAL INC.

By:	/s/ Mark James

MARK JAMES
Senior Vice President
Human Resources and Communications

EXHIBIT A

CONSULTING AGREEMENT BETWEEN
HONEYWELL INTERNATIONAL INC.
AND
LARRY E. KITTELBERGER

Consultant Statement of Work

Consultant agrees to make himself available to consult with the Chief Executive Officer of the Company, or his designees, at his/their discretion, for up to seventy-five (75) hours during the term of this Agreement.

EXHIBIT B

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